NeuroPace Reports Second Quarter 2021 Financial Results

Mountain View, Calif. –August 12, 2021 – NeuroPace, Inc. (Nasdaq: NPCE), a commercial-stage medical device company focused on transforming the lives of people suffering from epilepsy, today reported financial results for the quarter ended June 30, 2021.

Recent Highlights
•Total revenue of $12.6 million for the second quarter of 2021, representing a 65% increase over the comparable prior year period in 2020
•Initial implant revenue of $9.2 million for the second quarter of 2021, representing a 100% increase over the prior year period, and 14% growth compared to the first quarter of 2021
•Grant from National Institutes of Health through its Brain Research through Advancing Innovative Neurotechnologies (BRAIN) Initiative that will provide funding of up to $9.3 million over five years to evaluate the use of NeuroPace’s RNS System to treat Lennox-Gastaut Syndrome

“I am pleased to report that our team achieved record quarterly initial implant revenues for the second quarter 2021. The ongoing effort to increase awareness around our RNS System remains one of our top priorities as we continue to expand the number of implanting Comprehensive Epilepsy Centers treating drug resistant adult focal epilepsy patients,” said Mike Favet, Chief Executive Officer of NeuroPace. “We also remain on track to begin enrolling patients before the end of this year to expand our indication to include treating drug resistant adolescent focal epilepsy patients, ages 12-17. Further, we expect to submit an IDE study proposal to the FDA before the end of 2021 for primary generalized epilepsy, which we believe would position us to begin enrollment in 2022.”

Second Quarter 2021 Financial Results

Total revenue was $12.6 million in the second quarter of 2021, a 65% increase from $7.6 million in the prior year period. Initial implant revenue was $9.2 million, a 100% increase from $4.6 million in the prior year period. The prior year period was significantly impacted by COVID-19. Sequentially, initial implant revenue increased 14% compared to the first quarter of 2021. Replacement implant revenue was $3.4 million, a 13% increase compared to the prior year period. Due to the longer replacement cycle of NeuroPace’s newer device, which has an average eight-year battery life (double the battery life of the previous generation device), replacement revenue is primarily a function of battery expiration of previously implanted devices. This can result in quarters with higher or lower than planned replacement implant revenue. NeuroPace continues to expect replacement implant revenue generally to decrease for the next several years due to the transition to the longer lasting battery.

Gross margin for the second quarter of 2021 was 74.1% compared to 71.0% in the second quarter of 2020. The increase in gross margin was primarily due to lower fixed costs per unit associated with increased volume.

Total operating expenses in the second quarter of 2021 were $14.0 million, compared with $8.9 million in the prior year period. R&D expense in the second quarter was $4.4 million compared with $3.3 million in the prior year period. The increase in R&D expense was primarily driven by increased personnel-related expenses. Additionally, NeuroPace reported an increase in product development and clinical study expenses. SG&A expense in the second quarter of 2021 was $9.5 million compared with $5.6 million in the prior year period. The increase in SG&A expense was primarily driven by increased personnel-related expenses and costs associated with operating as a public company.

Net loss was $8.5 million for the second quarter of 2021, compared to a net loss of $8.8 million in the prior year period. Interest expense in the second quarter of 2021 was $1.9 million, compared to $3.8 million in the prior year period. NeuroPace also recorded a non-cash charge of $2.1 million in Other expenses due to an increase in fair value of convertible preferred warrant liability resulting from the initial public offering. The convertible preferred warrants were exercised in April upon closing of the IPO.

Cash, cash equivalents and marketable securities were $127.9 million and long-term borrowings were $49.4 million as of June 30, 2021.

2021 Financial Guidance

While pleased with second quarter results, management continues to take a measured approach given the uncertainty surrounding COVID-19, including the risk posed by new variants and the potential impact on hospital, physician and patient behavior:

Reiterate Full Year 2021 Guidance
•Total revenue of approximately $47 million, representing growth of 14% compared to prior year.
•Initial implant revenue of approximately $36 million, representing growth of 29% compared to prior year. Initial implant revenue guidance of $36 million includes minimal clinical study revenue.
•Replacement implant revenue of approximately $11 million, representing a decline of 16% compared to prior year.

Webcast and Conference Call Information

NeuroPace will host a conference call to discuss the second quarter 2021 financial results after market close on Thursday, August 12, 2021, at 4:30 P.M. Eastern Time. Investors interested in listening to the conference call may do so by dialing (844) 955-2173 for domestic callers or (914) 987-7949 for international callers, using conference ID: 297545. Live audio of the webcast will be available on the “Investors” section of the company’s website at: https://investors.neuropace.com/. The webcast will be archived and available for replay for at least 90 days after the event.

About NeuroPace, Inc.

Based in Mountain View, Calif., NeuroPace is a commercial-stage medical device company focused on transforming the lives of people suffering from epilepsy by reducing or eliminating the occurrence of debilitating seizures. Its novel and differentiated RNS System is the first and only commercially available, brain-responsive platform that delivers personalized, real-time treatment at the seizure source. This platform can drive a better standard of care for patients suffering from drug-resistant epilepsy and has the potential to offer a more personalized solution and improved outcomes to the large population of patients suffering from other brain disorders.

Forward Looking Statements

In addition to background and historical information, this press release contains “forward-looking statements” based on NeuroPace’s current expectations, forecasts and beliefs, including that NeuroPace remains on track to begin enrolling patients before the end of this year to expand its indication, that it expects to submit an IDE study proposal to the FDA before the end of 2021 for primary generalized epilepsy, which it believes would position it to begin enrollment in 2022, and the statements under the caption “2021 Financial Guidance” above. These forward-looking statements are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Actual outcomes and results could differ materially due to a number of factors, including the ongoing uncertainty of the impact of the COVID-19 pandemic, as well as COVID recovery impact, on its business. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its public filings with the U.S. Securities and Exchange Commission (SEC), including our quarterly report on Form 10-Q filed with the SEC pursuant to Rule 424(b)(4) on June 03, 2021, the Quarterly Report on Form 10-Q for the period ended June 30, 2021 to be filed with the SEC, as well as any reports that we may file with the SEC in the future. Forward-looking statements contained in this announcement are based on information available to NeuroPace as of the date hereof. NeuroPace undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing NeuroPace’s views as of any date subsequent to the date of this press release and should not be relied upon as prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of NeuroPace.

Investor Contact:
Gilmartin Group
Matt Bacso, CFA
investors@neuropace.com

NeuroPace, Inc.
Condensed Statements of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share amounts)	2021	2020	2021	2020
Revenue	$12,630	$7,640	$23,847	$17,615
Cost of goods sold	3,271	2,219	5,995	5,137
Gross profit	9,359	5,421	17,852	12,478
Operating expenses
Research and development	4,437	3,252	8,537	8,085
Selling, general and administrative	9,527	5,615	17,794	13,297
Total operating expenses	13,964	8,867	26,331	21,382
Loss from operations	(4,605)	(3,446)	(8,479)	(8,904)
Interest expense	(1,873)	(3,813)	(3,722)	(6,811)
Other income (expense), net	(2,016)	(1,534)	(5,103)	181
Net loss	$(8,494)	$(8,793)	$(17,304)	$(15,534)
Net loss per share attributable to common stockholders, basic and diluted	$(0.48)	$(43.44)	$(1.93)	$(76.76)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	17,553,818	202,397	8,959,134	202,369

NeuroPace, Inc.
Condensed Balance Sheets
(unaudited)

	June 30,	December 31,
(in thousands, except share and per share amounts)	2021	2020
Assets
Current assets
Cash and cash equivalents	$31,247	$26,390
Short-term investments	96,668	11,689
Accounts receivable	7,705	8,395
Inventory	6,965	6,909
Prepaid expenses and other current assets	3,814	1,179
Total current assets	146,399	54,562
Property and equipment, net	425	515
Restricted cash	122	366
Deferred offering costs	—	484
Other assets	23	23
Total assets	$146,969	$55,950
Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$968	$949
Accrued liabilities	6,642	6,603
Short-term debt	—	2,043
Total current liabilities	7,610	9,595
Deferred rent, noncurrent	1,092	1,301
Long-term debt	49,353	50,821
Redeemable convertible preferred stock warrant liability	—	369
Other liabilities	248	274
Total liabilities	58,303	62,360
Redeemable convertible preferred stock, $0.001 par value	—	141,422
Stockholders’ deficit
Common stock, $0.001 par value	24	—
Additional paid-in capital	493,626	239,826
Accumulated other comprehensive income	11	33
Accumulated deficit	(404,995)	(387,691)
Total stockholders’ deficit	88,666	(147,832)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$146,969	$55,950